Exhibit 99.1

AZZ incorporated Reports Results for the

First Quarter of Fiscal Year 2006

For the first quarter–Revenues Increase13%: Net Income Up 71%; Earnings per Share Increase 65%; Backlog Increases 25%

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

RCG Capital Markets Group, Inc. 480-675-0400
Joe Dorame, Joe Diaz or Robert Blum
Internet: www.rcgonline.com

June 24, 2005 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the first quarter ended May 31, 2005. Revenues for the first quarter increased 13 percent to $44.7 million compared to $39.7 million for the same quarter last year. Net income for the quarter increased to $2.1 million, or $0.38 per diluted share, compared to net income of $1.2 million, or $0.23 per diluted share, in last year’s fiscal first quarter, an increase of 71 and 65 percent, respectively. Backlog at the end of the first quarter was $65.0 million versus $51.9 million at May 31, 2004, an increase of 25 percent. Backlog at February 28, 2005 year-end was $64.8 million. Incoming orders for the first quarter totaled $45.0 million while shipments for the quarter totaled $44.7 million, resulting in a book to ship ratio of 101 percent. Incoming orders increased 17 percent over the same period of a year ago, and compare favorably to incoming orders in the fourth quarter of fiscal 2005, reflecting a 6 percent increase.

Revenues for the Electrical and Industrial Products Segment increased by 4 percent during the first quarter to $28.8 million compared to $27.6 million in the previous year. Operating income for the segment increased 9 percent to $2.1 million.

Revenue for the Company’s Galvanizing Service Segment for the first quarter was $15.9 million, an increase of 32 percent compared to the $12.1 million in the same period last year. Operating income improved 60 percent to $3.7 million.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “We are pleased to report the double digit increases in our operating results for the first quarter of fiscal 2006. In the Electrical and Industrial Products Segment, we have seen improvement in our markets; however, competitive pricing pressures continue to inhibit our ability to further increase our volumes and profitability. We continue our emphasis on booking of business at specific targeted margin levels and pursue pricing actions that will recover the significant increases in the price of steel, aluminum and copper that we have incurred over the past year. The increase in incoming orders for this Segment during the first quarter over the same period in fiscal 2005 was primarily due to strong bookings in the high voltage transmission, petroleum, and mining markets. Distribution and power generation orders were essentially flat with prior periods. The Galvanizing Services Segment achieved record setting results in the first quarter. The excellent

AZZ First Quarter - Fiscal Year 2006

June 24, 2005

operating results are reflective of improved market conditions and aggressive pursuit of pricing opportunities to offset the increasing cost of zinc and the continuing high cost of natural gas. This segment was very favorably impacted by the leverage gained from increased volumes.”

Mr. Dingus concluded, “Operating efficiency improvement, cost containment, cost escalation recovery through pricing actions, expansion of domestic and international served markets, and seeking out new product opportunities to further enhance our strategic position, continues to be the focus and emphasis of our activities. Based upon the evaluation of information currently available to management, we are increasing our estimate of FY2006 earnings to be within the range of $1.08 to $1.18 per diluted share and revenues to be within the range of $170 to $180 million. Our earnings per share estimate includes the completion of Oracle ERP system implementation costs and Sarbanes-Oxley compliance costs of $550,000, which compares to an actual expense of $775,000 for fiscal 2005.”

AZZ incorporated will conduct a conference call to discuss financial results for the first quarter of fiscal year 2006 at 11:00 A.M. ET on Friday, June 24, 2005. Interested parties can access the conference call by dialing (877) 356-5706 or (706) 643-0580 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (800) 642-1687 or (706) 645-9291 (international), confirmation #7015791, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as, a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the Company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct.

---Financial tables on the following page---

AZZ First Quarter - Fiscal Year 2006

June 24, 2005

AZZ incorporated

Condensed Consolidated Statement of Income

(in thousands except per share amounts)

	Three Months Ended
	May 31, 2005	May 31, 2004
	(unaudited)	(unaudited)
Net sales	$44,739	$39,693
Income before income taxes	$3,440	$1,977
Net income	$2,132	$1,245
Net income per share
Basic	$0.39	$0.23
Diluted	$0.38	$0.23
Diluted average shares outstanding	5,568	5,505

Condensed Consolidated Balance Sheet

(in thousands)

	May 31, 2005	February 28, 2005
	(unaudited)	(audited)
Assets:
Current assets	$54,159	$51,162
Net property, plant and equipment	$35,274	$35,312
Other assets, net	$42,064	$42,161

Total assets	$131,497	$128,635

Liabilities and shareholders’ equity:
Current liabilities	$26,839	$26,324
Long term debt due after one year	$24,000	$23,875
Other liabilities	$3,118	$3,117
Shareholders’ equity	$77,540	$75,319

Total liabilities and shareholders’ equity	$131,497	$128,635

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Three Months Ended
	May 31, 2005	May 31, 2004
	(unaudited)	(unaudited)
Net cash provided by (used in) operating activities	$1,767	$2,540
Net cash provided by (used in) investing activities	$(1,357)	$(2,019)
Net cash provided by (used in) financing activities	$275	$(737)

Net increase (decrease) in cash and cash equivalents	$685	$(216)
Cash and cash equivalents at beginning of period	$517	$1,445

Cash and cash equivalents at end of period	$1,202	$1,229

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